Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-202305) of First Northwest Bancorp of our report dated December 19, 2025, relating to the financial statements and supplementary information of the First Fed Bank 401(k) Plan (the "Plan") appearing in this Annual Report on Form 11-K of the Plan for the year ended June 30, 2025.

/s/ Baker Tilly US, LLP

Everett, Washington

December 19, 2025